 Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	May 31,	February 28,
	2010	2010
	$	$

Assets

Current assets
Cash and cash equivalents	8,773,975	16,365,339
Short-term investments	32,338,405	25,308,249
Tax credits for mining exploration and commodity taxes receivable	3,219,282	3,262,900
Other amounts receivable	191,692	300,262
Prepaid expenses	58,102	59,779
Derivative financial instrument (note 3)	996,240	1,046,210

	45,577,696	46,342,739

Long-term investments (note 2)	1,350,121	1,344,666

Property, plant and equipment	130,498	111,156

Mining properties (note 4)	31,192,007	28,938,768

	78,250,322	76,737,329

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)	611,434	1,817,508

Deferred royalties (note 6)	1,523,180	1,216,880

Shareholders' Equity

Share capital	112,652,852	109,664,713
Warrants	36,051	36,051
Stock options	4,179,380	4,286,205
Contributed surplus	381,317	376,949
Deficit	(42,043,801)	(41,523,950)
Accumulated other comprehensive income	909,909	862,973

	76,115,708	73,702,941

	78,250,322	76,737,329

Commitments (note 12)
Subsequent event (note 13)

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings and Comprensive Income (loss) (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended May 31,

	2010	2009
	$	$

General and administrative expenses
Salaries	216,935	203,947
Professional and maintenance fees	72,625	51,002
Rent, office expenses and other	181,888	153,565
Depreciation of property, plant and equipment	9,717	6,308
General exploration costs	115,598	93,617
Grants, credit on duties refundable for loss and refundable tax credit
for resources	-	(42,719)
Cost of mining properties abandoned or written off (note 4)	95,018	1,398,025
	691,781	1,863,745

Other income
Dividends and interest	168,889	251,815
Fees invoiced to partners	54,996	33,112
Gain on sale of mining properties	-	861,835
Loss on sale of available-for-sale investments	(32,594)	(115,002)
Gain (loss) on investments held for trading	(56,984)	1,241,204
Gain on investments designated as held for trading	30,329	463,943
	164,636	2,736,907

Earnings (loss) before income taxes	(527,145)	873,162
Future income taxes	7,294	57,316
Net earnings (net loss)	(519,851)	930,478

Other comprehensive income
Unrealized gain on available-for-sale investments, net of related income taxes of $2,910
($41,848 in 2009)	18,726	1,156,343
Reclassification of losses on available-for-sale investments realized upon sale, net of related income
taxes of $4,384 ($15,468 in 2009)	28,210	99,534

	46,936	1,255,877

Comprehensive income (loss)	(472,915)	2,186,355

Per share (note 10)

Basic and diluted net earnings (net loss)	(0.017)	0.032

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders Equity(unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended May 31,

	2010	2009
	$	$
Share capital (note 7)
Balance - beginning of period	109,664,713	106,162,531
Stock options exercised	273,795	-
Acquisition of a mining property	402,600	-
Issuance of shares for cash consideration	2,500,000	-
Share issue expenses	(188,256)	-

Balance - end of period	112,652,852	106,162,531

Stock options (note 9)
Balance - beginning of period	4,286,205	4,745,715
Exercised	(102,457)	-
Cancelled	(4,368)	(53,556)

Balance - end of period	4,179,380	4,692,159

Contributed surplus
Balance - beginning of period	376,949	142,038
Stock options cancelled	4,368	53,556

Balance - end of period	381,317	195,594

Deficit
Balance - beginning of period	(41,523,950)	(43,246,993)
Net earnings (net loss)	(519,851)	930,478

Balance - end of period	(42,043,801)	(42,316,515)

Accumulated other comprehensive income
Balance - beginning of period	862,973	(955,153)
Other comprehensive income	46,936	1,255,877

Balance - end of period	909,909	300,724

Deficit and accumulated other comprehensive income as at May 31, 2010 total $41,133,892 ($40,660,977 as at February 28, 2010).

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Cash flows (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended May 31,

	2010	2009
	$	$
Cash flows from (used in) operating activities
Net earnings (net loss) for the period	(519,851)	930,478

Items not affecting cash and cash equivalents
Future income taxes	(7,294)	(57,316)
Gain on investments designated as held for trading	(30,329)	(463,943)
Loss (gain) on investments held for trading	49,970	(1,183,000)
Loss on sale of available-for-sale investments	32,594	115,002
Gain on sale of mining properties	-	(861,835)
Cost of mining properties abandoned or written off	95,018	1,398,025
Depreciation of property, plant and equipment	9,717	6,308
	(370,175)	(116,281)

Variation in deferred royalties	306,300	219,010

Net change in non-cash working capital items
Tax credits for mining exploration and commodity taxes receivable	43,618	75,927
Other amounts receivable	138,570	56,648
Prepaid expenses	1,677	(43,674)
Accounts payable and accrued liabilities	(345,662)	219,792
	(161,797)	308,693
	(225,672)	411,422

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	2,504,307	-

Cash flows used in investing activities
Acquisition of short-term investments	(7,012,499)	(2,108,043)
Disposition of long-term investments	28,853	270,409
Acquisition of mining properties and capitalized exploration costs	(2,857,294)	(753,736)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs	-	(42,719)
Disposition (acquisition) of property, plant and equipment	(29,059)	11
	(9,869,999)	(2,634,078)

Net change in cash and cash equivalents	(7,591,364)	(2,222,656)
Cash and cash equivalents - Beginning of period	16,365,339	7,633,221
Cash and cash equivalents - End of period	8,773,975	5,410,565

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Cash Flows (unaudited)

(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods Ended May 31,

	2010	2009
	$	$
Items not affecting cash and cash equivalents related to financing and investing activities
Credit on duties refundable for loss and refundable tax credit related to
exploration costs applied against mining properties	3,095,970	5,421,605
Acquisition of mining properties included in accounts payable and accrued liabilities	255,635	50,004
Stock options exercised and included in share capital	102,457	-
Stock options cancelled and included in contributed surplus	4,368	53,556
Mining properties sold in consideration of short-term investments	-	889,255
Acquisition of mining property in consideration of the issuance of shares	402,600	-
Option payments receivable applied against mining properties	30,000	80,000
Share issue expenses included in accounts payable and accrued liabilities	21,225	-

Interest received	97,716	172,641

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at May 31, 2010 and for the three-month periods ended May 31, 2010 and 2009 is unaudited. However, in the opinion of management, all adjustments necessary to resent fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "Company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the Company's most recent annual audited financial statements.

.

2	Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the Company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord, to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the Company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP, which was exchanged for new securities that had a par value of $3,768,137.

During the three-month period ended May 31, 2010, the Company received $28,853 ($270,409 for the three-month period ended May 31, 2009) in principal repayments on notes that had a carrying value of $9,280 ($87,244 as at May 31, 2009) and accounted for a gain of $19,573 ($183,165 for the three-month period ended May 31, 2009) which is presented under caption Gain on investments designated as held for trading.
As at May 31, 2010, the notes had a par value of $3,321,764 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	789,883 $
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
1,485,940 $
MAV 3
Tracking Notes - Traditional Assets (TA)	154,096 $
Tracking Notes - Ineligible Assets (IA)	1,681,728
1,835,824 $

The Company also received, during the three-month period ended May 31, 2009, its share of accrued interest on ABCP. An amount of $58,204 was accounted for as a reduction of the unrealized loss in ABCP, presented under caption Gain (loss) on investments held for trading. The Company did not receive any payments related to accrued interest on ABCP for the three-month period ended May 31, 2010.

On May 31, 2010, the Company remeasured its notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ("BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). The Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for these notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on August 11, 2009. DBRS downgraded ABCP upported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-2 to "BBB-". Prior to this downgrading, this class of ABCP had "A" rating. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 14.4% with an estimated average term of 6.7 years and used an average yield coupon rate of 2.81%.

As at May 31, 2010, the fair value of the notes was estimated at $1,350,121 ($1,344,666 as at February 28, 2010). As a result of this valuation, the Company recognized an unrealized gain on he notes of $14,735 (unrealized gain of $136,244 for the threemonth period ended May 31, 2009), which is presented under caption Gain on investments designated as held for trading.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $79,000 ($82,000 as at February 28, 2010).

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at May 31, 2010. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the company’s financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

3	Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage an a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management has estimated the fair value of this option by using a valuation model (Black & Scholes) with a riskfree interest rate of 1.26% and an expected volatility of 13.65%.

Following a Restructured note IA capital reimbursement made since the signature of this agreement, the maximal revolving credit was reduced and established to $1,261,275 ($1,280,310 as at February 28, 2010).

As at May 31, 2010, the Company remeasured its option at fair value, which now is at $996,240 ($1,046,210 as at February 28, 2010). As a result of this valuation, the Company recognized a loss of $49,970 (gain of $1,183,000 for the three-month period ended May 31, 2009) presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact estimated fair value of the option by approximately $9,000 ($12,000 as at February 28, 2010).

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

4	Mining properties

					Mining properties abandoned, written off or under option

		Undivided	Balance as at	Costs		Balance as at
	# Claims	interest	March 1, 2010	incurred		May 31, 2010
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	48,925	360	-	49,285
Exploration costs			761,018	21,326	-	782,344
			809,943	21,686	-	831,629

Ashuanipi	417
Acquisition costs		100	78,989	3,720	-	82,709
Exploration costs			834,172	4,799	-	838,971
			913,161	8,519	-	921,680

Corvet Est	568
Acquisition costs		50	56,537	17,539	(4,074)	70,002
Exploration costs			1,074,683	13,055	(59,826)	1,027,912
			1,131,220	30,594	(63,900)	1,097,914

Coulon	773
Acquisition costs		100	4,856,921	17,334	-	4,874,255
Exploration costs			6,731,439	25,861	-	6,757,300
			11,588,360	43,195	-	11,631,555

Éléonore Régional	910
Acquisition costs		100	270,306	13,909	-	284,215
Exploration costs			674,987	102,418	-	777,405
			945,293	116,327	-	1,061,620

FCI	412
Acquisition costs		100	112,413	-	(4,570)	107,843
Exploration costs			625,599	-	(25,430)	600,169
			738,012	-	(30,000)	708,012

	(forward)		16,125,989	220,321	(93,900)	16,252,410

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining properties abandoned, written off or under option

		Undivided	Balance as at	Costs		Balance as at
	# Claims	Interest	March 1, 2010	Incurred		May 31, 2010
		%	$	$	$	$

	(brought forward)		16,125,989	220,321	(93,900)	16,252,410

Lac Gayot	501
Acquisition costs		100	2,161,363	(3,488)	-	2,157,875
Exploration costs			760,562	3,395	-	763,957
			2,921,925	(93)	-	2,921,832

Lac Pau	715
Acquisition costs		100	110,789	-	-	110,789
Exploration costs			1,027,719	722,943	-	1,750,662
			1,138,508	722,943	-	1,861,451

La Grande Sud	188
Acquisition costs		100	44,376	-	-	44,376
Exploration costs			395,489	10,483	-	405,972
			439,865	10,483	-	450,348

Poste Lemoyne Ext.	477
Acquisition costs		100	1,154,186	12,652	-	1,166,838
Exploration costs			4,000,855	178,858	-	4,179,713
			5,155,041	191,510	-	5,346,551

Wabamisk	768
Acquisition costs		100	232,177	1,920	-	234,097
Exploration costs			1,217,276	738,702	-	1,955,978
			1,449,453	740,622	-	2,190,075

Others
Acquisition costs			521,687	400,650	(30,594)	891,743
Exploration costs			1,186,300	91,821	(524)	1,277,597
			1,707,987	492,471	(31,118)	2,169,340
			28,938,768	2,378,257	(125,018)	31,192,007

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties

$

Balance as at March 1, 2010	28,938,768

Costs incurred during the period

Acquisition of a mining property (note 7a)	402,600
Claims	61,996
Analyses	172,626
Drilling	867,048
Geophysics	262,557
Geochemistry	4,369
Geology	132,685
Transport	119,144
Fees	293,606
Accommodation	61,626
2,378,257

Mining properties under option	(30,000)
Mining properties abandoned or written off	(95,018)

(125,018)

Balance as at May 31, 2010	31,192,007

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

5	Accounts payable and accrued liabilities

	As at	As at
	May 31,	February 28,
	2010	2010
	$	$

Companies held by directors	10,151	10,613
Advances from partners	-	215,069
Trade	601,283	1,591,826

	611,434	1,817,508

6	Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize the income of these advance payments once the Éléonore mine goes into commercial production, because the first production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

honore mine not be brought to production, the Company will consider the advance payments as revenues.

7	Share capital

For the three-month periods ended May 31, 2010 and 2009, the number of shares in share capital changed as follows:

	Three-Month Periods Ended May 31,

	2010	2009

Balance - beginning of period	29,799,392	29,201,776

Stock options exercised	40,750	-
Acquisition of a mining property (a)	55,000	-
Issuance of flow-through shares for a cash consideration (b)	200,000	-

Balance - end of period	30,095,142	29,201,776

(a) On May 26, 2010, the Company acquired from Ressources Sirios Inc. a 100% interest in the Escale property in exchange for the issuance of 55,000 common shares of the Company.

(b) On May 18, 2010, the Company completed a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Issue expenses of $183,425 related to this private placement were incurred by the Company.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

8	Warrants

As at May 31, 2010, there were 26,635 warrants outstanding and exercisable at a price of $6.58. These warrants were granted on November 19, 2009 and December 10, 2009 and expire on November 19, 2011 and December 10, 2011.

For the three-month periods ended May 31, 2010 and 2009, there was no change in the number of warrants. The following table summarizes the number of warrants outstanding:

	Three-Month Periods Ended May 31,

	2010	2009

Outstanding - beginning and end of period	26,635	25,000

9	Stock options

Options granted vest immediately, except for 50,000 options granted to an officer during the year ended February 28, 2009, which vested on June 16, 2009 and December 16, 2009, and are exercisable over a maximum period of ten years following the grant date.

For the three-month periods ended May 31, 2010 and 2009, the number of stock options changed as follows:

	Three-Month Periods Ended May 31,

	2010	2009

Outstanding - beginning of period	1,487,800	1,701,500
Exercised	(40,750)	-
Cancelled	(1,500)	(17,000)

Outstanding - end of period	1,445,550	1,684,500

Exercisable - end of period	1,445,550	1,634,500

The following table summarizes information about stock options outstanding and exercisable as at May 31, 2010:

Options outstanding and exercisable
/div>			Weighted average exercise price $
		Weighted average remaining contractual life (years)
Range of exercise prices
	Number

$3.21 to $4.44	914,050	6.33	4.10
$5.22 to $7.08	531,500	7.62	6.16

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

10	Earnings per Share

For the three-month period ended May 31, 2010, there was no difference between the basic and diluted net loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for this period was calculated using the basic weighted average number of shares outstanding.

	Three-Month Periods Ended May 31,

	2010	2009

Basic weighted average number of shares outstanding	29,861,031	29,201,776
Warrants	1,202	-
Stock options	435,678	21,649

Diluted weighted average number of shares outstanding	30,297,911	29,223,425

Items excluded from the calculation of diluted earnings per share because the exercise price was greater than the average quoted value of the common shares.

Warrants	-	25,000
Stock options	152,250	1,544,750

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

11	Financial Instruments

The classification of financial instruments as at May 31, 2010 and as at February 28, 2010 is summarized as follows:

							As at May 31, 2010
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	8,773,975		-		-	-	8,773,975	8,773,975
Short-term investments	1,910,084	(a)	30,428,321	(b)	-	-	32,338,405	32,338,405
Other amounts receivable	-		-		191,692	-	191,692	191,692
Derivative financial instrument	996,240		-		-	-	996,240	996,240
Long-term investments	1,350,121	(c)	-		-	-	1,350,121	1,350,121
	13,030,420		30,428,321		191,692	-	43,650,433	43,650,433

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	611,434	611,434	611,434

							As at February 28, 2010
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	16,365,339		-		-	-	16,365,339	16,365,339
Short-term investments	1,894,992	(a)	23,413,257	(b)	-	-	25,308,249	25,308,249
Other amounts receivable	-		-		300,262	-	300,262	300,262
Derivative financial instrument	1,046,210		-		-	-	1,046,210	1,046,210
Long-term investments	1,344,666	(c)	-		-	-	1,344,666	1,344,666
	20,651,207		23,413,257		300,262	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,817,508	1,817,508	1,817,508

(a) Convertible debentures designated as held for trading and warrants
(b) Bonds, trust units and shares
(c) MAV 2 and MAV 3 notes designated as held for trading

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are measured at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. The fair value of long-term investments and derivative financial instrument was determined using the method described in notes 2 and 3, respectively.

As at May 31, 2010, gross unrealized losses on available-for-sale securities totalled $256,035 ($198,730 as at February 28, 2010). Of this sum, an amount of $74,302 ($5,980 as at February 28, 2010) is related to bonds and results from changes in market interes rates and not to deterioration in the creditworthiness of issuers. The balance of $181,733 ($192,750 as at February 28, 2010) related to common shares and trust units is mainly explained by market price fluctuations. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It believes that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading is $109,000 ($142,000 for the three-month period ended May 31, 2009).

12	Commitments

The Company is committed to incurring exploration expenses of $3,848,752 by December 31, 2010 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on November 19, 2009 and December 10, 2009. As at May 31, 2010, the Company has fulfilled its commitment regarding the exploration expenses and has transfered the related tax expenditures to the subscribers.

The Company also committed to incurring exploration expenses of $2,500,000 by December 31, 2011 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on May 18, 2010. As at May 31, 2010, the Company spent $45,045 under this commitment.

14	Subsequent event

On June 22, 2010, Odyssey Resources Inc. terminated the earn-in option on Auclair property.